UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 31, 2006

TRADEQUEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-03296	64-0440887
(Commission File Number)	(I.R.S. Employer Identification Number)

801 Brickell Bay Drive, Suite 1965, Miami, FL 33131

(Address of Principal Executive Offices) (Zip Code)

(305) 377-2110

(Registrant’s Telephone Number, Including Area Code)

2400 East Commercial Blvd., Suite 612, Fort Lauderdale, FL 33308

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Item 3.02	Unregistered Sales of Equity Securities

On August 31, 2006, Tradequest completed a $1,500,000 financing of its 6% Secured Convertible Notes and Common Stock Purchase Warrants to purchase 10,000,000 shares of common stock. At the initial closing $500,000 of notes were issued and paid for. In addition, $500,000 principal amount of notes will be funded on the date the Company files its registration statement, and the remaining $500,000 principal amount of notes will be funded at the date that the registration statement is declared effective with the Securities and Exchange Commission. The warrants were issued at the closing and are exercisable at $.40 per share, subject to adjustment, and expire on August 29, 2013.

The purchasers of the notes are four accredited institutional investors. The exercise of the warrants and conversion of the notes are subject to a 4.99% cap of the beneficial ownership that each purchaser may have at any point in time while the securities are outstanding.

The notes are secured by all of the assets of Tradequest. The notes are convertible into common shares of Tradequest at a price equal to 50% of the market price of the common shares of Tradequest, but the percentage discount from the trading price would decrease to 45% if the Company timely files its registration statement and to 40% if the registration statement becomes effective on a timely basis as described hereafter. The notes mature on August 29, 2009. Interest is payable monthly subject to certain exceptions as provided in the notes. No holder may convert the greater of (i) $80,000 per calendar or (ii) the average daily dollar volume calculated during the 10 business days prior to a conversion. Each purchaser of the notes is subject to a 4.99% cap on the beneficial ownership that each purchaser may have at any point in time while the notes are outstanding. The notes include certain covenants, including restrictions that preclude (i) future offerings either in the form of equity or debt, except for indebtedness to trade creditors or financial institutions incurred in the ordinary course of business, and additionally, these covenants preclude the Company from, directly or indirectly, using proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with its currently existing direct or indirect subsidiaries), (ii) the satisfaction of any portion of the Company’s debt, or (iii) the redemption of any Common Stock.

Provided Tradequest is not in default under the terms of the transaction documents, its common shares are trading at or below $0.20 and subject to certain other conditions, Tradequest shall have the right to prepay the notes in cash equal to either (i) 120% for prepayments occurring within 30 days of issuance of the notes, (ii) 130% for prepayments between 31 and 60 days after the issue date or (iii) 140% for prepayments occurring after the 60th day following the issue date plus accrued and unpaid interest or any default interest.

The Company has agreed to file a registration statement covering the shares of common stock underlying the securities issued. In the event the registration statement is not filed by September 29, 2006 or does not become effective within 120 days from the closing, the Company is required to pay liquidated damages equal to 2% of the principal amount of the notes outstanding on a monthly basis until the registration covenant is satisfied. The damages may be satisfied in common shares of Tradequest at our option. The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including the Company’s failure to maintain an effective registration statement covering the resale of the common shares issuable upon conversion or exercise of the securities.

The securities are subject to anti-dilution protections afforded to the purchasers. In the event the Company were to issue any common shares or securities convertible into or exercisable for common shares to any third party purchaser at a price per share of common stock, conversion price or exercise price per share which is less than the per share conversion price or exercise price of the securities without the consent of the purchasers then holding securities issued in this offering, then the conversion price or exercise price of the securities shall be reduced to that amount. The right is subject to certain limited exceptions.

Each of the investors in the offering is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933. The investors were provided access to business and financial data about the Company and had knowledge and experience in business and financial matters to as to be able to evaluate the risks and merits of an investment in the Company. No general solicitation or advertising was deployed in connection with the transactions. Accordingly, the issuance of the securities was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of the Act as a transaction by an issuer not involving a public offering.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits.

4.1	Form of Securities Purchase Agreement
4.2	Form of Callable Secured Convertible Note
4.3	Form of Stock Purchase Warrant
4.4	Form of Registration Rights Agreement
4.5	Form of Security Agreement
4.6	Form of Intellectual Property Security Agreement
99.1	Press Release dated September 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRADEQUEST INTERNATIONAL, INC.

By:	/s/ Luis Alvarez
Luis Alvarez, Chief Executive Officer

DATED:  September 11, 2006